Exhibit 10.15

FORM OF PROMISSORY NOTE

$[ ]	Date: [ ]

FOR VALUE RECEIVED, Transportation and Logistics Systems, Inc., a Nevada corporation (“Maker”), hereby promises to pay to the order of [   ] (“Payee”) at [   ] or at such other place as the holder hereof may designate in writing, the principal sum of $[   ], together with interest, from the date hereof, on the unpaid principal amount hereof outstanding from time to time at the rate per annum equal to 12% (the “Base Rate”), on the terms set forth herein. Payee may transfer this Note to any person, who shall then be deemed to be Payee hereunder.

Principal outstanding and interest accrued and unpaid hereunder and any other amounts due hereunder shall be due and payable on [   ]. All amounts paid hereunder shall be credited first to the payment of accrued and unpaid interest, and then to the payment of outstanding principal. Payment of principal, interest and any other sum due hereunder shall be made in lawful money of the United States of America. This Note may be prepaid in whole or in part at any time without premium or penalty.

All amounts paid hereunder shall be credited first to the payment of accrued and unpaid interest, and then to the payment of outstanding principal. Payment of principal, interest and any other sum due hereunder shall be made in lawful money of the United States of America. This Note may be prepaid in whole or in part at any time without premium or penalty provided that such prepayment is accompanied by a notice of the amount being prepaid.

Maker covenants not to issue any instrument of indebtedness senior to this Note or secured by any assets of Maker, or, other than the Loans, pari passu with this Note.

If any one or more of the following events (herein termed “Events of Default”) shall happen:

(a)	any payment of principal or interest hereunder is not paid when due;

(b)	Maker shall:

(i) become insolvent or admit its inability, or become unable, to pay its debts generally as they become due,

(ii) file a petition for relief or for reorganization or for the adoption of an arrangement under the federal bankruptcy laws or any other similar law or statute for the relief or aid of debtors of the United States of America or any State thereof, as now or hereinafter in effect (the “Bankruptcy Laws”), or an admission seeking the relief therein provided, or

(iii) have an order for relief entered against it under the Bankruptcy Laws or otherwise be adjudicated a bankrupt or insolvent; or

(c) if Maker defaults in the due observance of any material provision of this Note, and the same shall not be cured within 30 days of written notice from Payee; or

(d) if Maker takes any action to terminate, liquidate or dissolve Maker,

then and in any such event, at any time thereafter, if any Event of Default shall then be continuing, Payee may by written notice to Maker declare the principal, accrued interest and any other amounts owing under this Note to be immediately due and payable, and in such case the same shall be paid immediately in full. Interest shall accrue on all amounts past due, whether or not an Event of Default has occurred, at the rate per annum of the lesser of the Base Rate plus 5% or the highest rate permitted by law until paid.

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In case any one or more default hereunder or under any related document shall happen and be continuing, Payee may proceed to protect and enforce Payee’s rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition, or agreement contained in this Note or in aid of the exercise of any power granted in this Note or to enforce any other legal or equitable right of Payee. After an Event of Default, Maker shall pay to Payee immediately upon written demand therefor any amounts reasonably expended or incurred by Payee in collecting any amount due hereunder, including, without limitation, reasonable attorneys’ fees and costs, whether or not any legal action is instituted in connection therewith, including interest on all such amounts from the date demanded until the date paid at the rate per annum of the lesser of the Base Rate plus 5% or the highest rate permitted by law until paid. Each and every remedy hereunder or at law or equity shall be cumulative, and Payee may exercise any such remedy or remedies together, separately or in any combination at any time.

This Note (a) may not be changed, waived, discharged or terminated, nor may any provision(s) of it be waived, except by an instrument in writing signed by the Payee and (b) shall be binding upon Maker and each of Maker’s successors and assigns, and shall inure to the benefit of and be enforceable by Payee and Payee’s heirs and personal representatives. No promises or representations have been made by Payee in connection herewith except as expressly set forth herein. Maker hereby waives presentment, demand, protest, notice of dishonor and all other notices and demands, except as expressly set forth herein.

This Note shall be paid in full without any offset or deduction for any claim, counterclaim or defense of any kind whatsoever, the right to raise any of which is waived by Maker. Because Maker has already received fair value in assets with a readily ascertainable value for this Note (i.e., a cash advance), such waiver by Maker shall include any and all claims that Maker may have, whether known or not known to Maker, for fraud or any related cause of action. Maker also hereby waives the right to trial by jury in any litigation related to this Note.

This Note shall be construed and governed in all respects by the laws of the State of Florida applicable to contracts made and to be performed therein.

If any provision of this Note is deemed to be invalid, illegal, or unenforceable, the balance of this Note shall remain in full force and effect.

Maker and Payee intend this Note to conform strictly to the usury and similar laws relating to interest and the collection of other charges from time to time in force, and this Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to Payee as interest or other charges hereunder or under any other security agreement given to secure this Note, or in any other document evidencing, securing or pertaining to this Note, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever, fulfillment of any provision hereof, or any of such other related documents, at the time performance of such provision shall be due, shall involve transcending the Maximum Amount, then ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest or other charges paid and/or payable hereunder, in respect of laws pertaining to usury or such other laws, all charges and other sums paid or agreed to be paid hereunder to the holder hereof for the use, forbearance or detention of the amount advanced, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread from the date of disbursement of the proceeds reflected by this Note until payment in full of all amounts under this Note, so that the actual rate of interest on account of the principal hereof is uniform through the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of this Note.

If under any circumstances Payee shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of amounts owing hereunder and any other obligation of Maker in favor of Payee, and shall be so applied, or if such excessive interest exceeds the unpaid balance owing hereunder and any other obligation of Maker in favor of Payee, then the excess shall be deemed to have been a payment made by mistake and shall be refunded to Maker.

Any notice or communication required or sent in connection with this Note shall be sent by first class mail, postage prepaid, addressed as set forth above. Any such address may be changed by sending notice of such change at least 10 days prior to the effective date of the change.

As a further inducement to the Payee to accept this Note, Maker, acknowledging that Payee is relying on the covenants in this paragraph, covenants and agrees that: in any action or proceeding brought on, under or in connection with or relating to this Note, any legal suit arising out of or in connection with this Note may be instituted in any Federal or State Court in the State of Florida; Maker waives any objection Maker may now or hereafter have to such venue in any legal suit; Maker irrevocably submits to the jurisdiction of any such Court in any such suit; Maker agrees not to bring any such suit, action or other proceeding in any other jurisdiction; and Maker agrees that service of process upon Maker may be made at Maker’s address above by mailing to such address by certified mail, return receipt requested, with an additional copy to such address by first class mail, and such service shall be deemed in every respect effective service of process upon Maker in any such suit, action or proceeding in the State of Florida.

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IN WITNESS WHEREOF, Maker has caused this Note to be executed by its duly authorized officer on the day and year first above written.

Transportation and Logistics Systems, Inc.

By:
Name:	Sebastian Giordano
Title:	CEO

State of New York	)
County of Rockland	)ss.:

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SCHEDULE TO EXHIBIT 10.15

The following related parties of Transportation and Logistics Systems, Inc. (“TLSS”) are parties to Promissory Notes with TLSS which are substantially identical in all material respects to the representative Promissory Note filed herewith, except as set forth below, and are dated as of the respective dates listed below. The other Promissory Notes are omitted pursuant to Instruction 2 to Item 601 of Regulation S-K.

Name of Signatory	Relationship to the Company	Date of Agreement	Principal Amount	Maturity Date
John Mercadante	Director	4/17/2023	$500,000	12/31/2023
Sebastian Giordano	Chairman & CEO	4/21/2023	$100,000	12/31/2023
John Mercadante	Director	10/3/2023	$500,000	6/30/2024
Westmount Financial	Affiliate of John Mercadante	11/28/2023	$60,000	11/27/2024
John Mercadante	Director	2/6/2024	$64.534	2/5/2025
John Mercadante	Director	2/15/2024	$319,194	2/14/2025
Norman Newton	Director	2/21/2024	$1,000	9/30/2024
Charles Benton	Director	2/23/2024	$3,109	2/5/2025

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